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                                  EXHIBIT 23.4

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Nature's Sunshine Products N.S.P. de Venezuela, C.A.:

We have audited the accompanying balance sheet of Nature's Sunshine Products N.S.P. de Venezuela, C.A. as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the year then ended, restated in historical bolivars which, as described in Note 1 to the financial statements, have been prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The financial statements are stated in historical bolivars, the currency of the country in which the Company was incorporated and in which it operates. Said financial statements were prepared on a historical cost basis and, therefore, do not disclose the effects for changes in the currency's purchasing power. In our opinion, said changes in the Bolivar's purchasing power affect the results of the financial statements and the possibility of their comparison between said periods; consequently, the financial statements should be considered in the light of these circumstances.

The financial statements were carried out for the purpose of their inclusion in the financial statements of the Nature's Sunshine Products Inc.'s group and, therefore, except for the explanation given in the following, said statements were prepared in conformity with the accounting principles generally accepted in the United States of America. Accounting principles generally accepted in the United States of America establish the Financial Accounting Standard No. 52, that requires the restatement of the financial statements of Nature's Sunshine Products de Venezuela N.S.P., C.A. from historical Bolivars to American dollars. In accordance with instructions from Head Office, the Company has not restated its financial statements in American dollars, and the effects that could result from such restatement process have not been determined.

In our opinion, except for the effect in the financial statements of not having restated the financial statements in Bolivars into American dollars as indicated in the previous paragraph, the aforementioned financial statements stated in historical Bolivars fairly present, in all material respects, the financial position of Nature's Sunshine Products N.S.P. de Venezuela, C.A. as of December 31, 2000, the results from its operations and its cash flows for the year ended at that date, in conformity with Accounting Principles Generally Accepted in the United States of America.

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The Company is a member of Nature's Sunshine Products, a group of related companies and, as indicated in Note 7 to the financial statements, the Company has balances and carries out transactions with companies that are members of said group and these are the sole suppliers of its products. As a consequence of said relationships, said transactions could result in terms that would not be similar to transactions between non-related companies.

LARA MARAMBIO,
FERNANDEZ MACHADO & ASOCIADOS


Tomas Pueyo Acosta
Public Accountant
C.P.C. NDEG. 15.841


January 29, 2001


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